As filed with the Securities and Exchange Commission on April 15, 2015

Registration No. 333-201731

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPEXA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	2834	76-0333165
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2635 Technology Forest Blvd.

The Woodlands, Texas 77381

(281) 272-9331

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Neil K. Warma

President and Chief Executive Officer

OPEXA THERAPEUTICS, INC.

2635 Technology Forest Blvd.

The Woodlands, Texas 77381

(281) 272-9331

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Hird, Esq. Gabriella A. Lombardi, Esq. Patty M. DeGaetano, Esq. Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 San Diego, CA 92130 (619) 234-5000	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr., Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

On January 28, 2015, Opexa Therapeutics, Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-201731) (the “Registration Statement”) with respect to the registration of up to 28,776,419 units (“Units”), each Unit consisting of one share of common stock, par value $0.01 per share, and a warrant (“Warrants”) to purchase one additional share of common stock, issuable upon exercise of non-transferable subscription rights to purchase Units offered by the Company (the “Rights Offering”) to holders of its common stock and to holders of its outstanding Series L warrants. The Registration Statement also covered 28,776,419 shares of common stock issuable upon exercise of the Warrants included in the Units (the “Warrant Shares”). The Registration Statement was declared effective on February 25, 2015. As reported in its Current Report on Form 8-K filed April 9, 2015, the Company concluded the Rights Offering on April 8, 2015, and subscription rights for an aggregate of 25,098,437 Units were exercised by holders of such subscription rights, resulting in the issuance of 25,098,437 shares of common stock and Warrants to purchase an additional 25,098,437 shares of common stock.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities remaining unsold at the termination of the offering, the Company hereby removes from the Registration Statement the 3,677,982 shares of common stock, Warrants to purchase 3,677,982 shares of common stock and 3,677,982 Warrant Shares (together with such indeterminate number of shares of common stock as may have become issuable upon exercise of the Warrants registered pursuant to Rule 416) registered but unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on April 15, 2015.

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance on Rule 478 of the Securities Act.

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